Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REED ELSEVIER NV CONSOLIDATED FINANCIAL STATEMENTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Reed Elsevier NV (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Reed Elsevier NV’s adoption of International Accounting Standards 19 Employee Benefits (revised)) and the effectiveness of Reed Elsevier NV’s internal control over financial reporting dated February 26, 2014, appearing in the Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2013.

/s/ Deloitte Accountants B.V.
Amsterdam, The Netherlands
July 22, 2014